Exhibit 10(h)

UFP INDUSTRIES, INC. LONG-TERM INCENTIVE PLAN

PERFORMANCE SHARE AWARD AGREEMENT

This certifies that UFP Industries, Inc. (the "Company") has on _______________, 20___ (the "Award Date"), granted to       (the "Participant") an award (the "Award") of ______________ Performance Shares (the "Target Performance Shares") pursuant to and under the UFP Industries, Inc. Long-Term Incentive Plan (the "Plan") and subject to the terms set forth in this agreement (the "Agreement").  The Plan is incorporated into this Agreement by reference, and in the event of any conflict between the terms of the Plan and this Agreement, the terms of the Plan will govern.  Any terms not defined herein will have the meaning set forth in the Plan.

1.Definitions.

(a)"Actual Performance Shares" means the number of Performance Shares earned and vested in accordance with Section 2 and payable to the Participant under Section 4 of this Agreement.

(b)"Common Stock" means the Company's, $1.00 par value per share.

(c)"Performance Period" means the period of three (3) consecutive fiscal Years including and from the Award Date (i.e., _____, _____ and _____).

(d)"Performance Share" means the right to receive one (1) share of Common Stock subject to certain restrictions and on the terms and conditions contained in this Agreement and the Plan.

(e)"Pre Bonus Operating Profit" ("PBOP") has the meaning set forth in the Company’s Performance Bonus Plan – Salaried (PPM 4751).

(f)"Pre Bonus Returns On Investment" ("PBROI") means the Company's annual Pre Bonus Operating Profit, divided by the average investment of the Company's business.

(g)"Target PBROI" means twelve percent (12.0%).

2.Determination of Actual Performance Shares.  The Actual Performance Shares which may be earned and vested by Participant shall equal (a) the number of Target Performance Shares, multiplied by (b) the Earnout Percentage, as determined under this Section 2.

(a)Determination of PBOP and PBROI.

(i)Determination of PBOP.  Within sixty (60) days after the end of the Performance Period, the Committee will determine the Company's PBOP during the Performance Period (the "Performance Period PBOP").

(ii)Determination of PBROI.  Within sixty (60) days after the end of the Performance Period, the Committee will determine the PBROI during the Performance Period (the "Performance Period PBROI").

(b)Calculation of Earnout Percentage.

(i)If the Performance Period PBROI is equal to or greater than Target PBROI, the Earnout Percentage shall be determined in accordance with the following:

If the Company's PerformanceThe Earnout

Period PBOP is:Percentage is:

Equal to or greater than $_______________(1)200%

Less than $_______________  but equal to or100%

greater than $_______________(2)

Less than $_______________ but equal to or                   Actual Period PBOP/

greater than $_______________(3)                           $

Less than $_______________(3)    0%

(ii)If the Performance Period PBROI is less than Target PBROI, the Earnout Percentage shall be 0%.

The Earnout Percentage between the above performance levels shall be determined based on straight line interpolation.

(c)Calculation of Actual Performance Shares after a Change in Control.  If a Change in Control occurs during the Performance Period, the Earnout Percentage shall be 200%.

(d)Certification.  Not later than sixty (60) days after the end of the Performance Period, the Committee shall determine the Actual Performance Shares and shall certify such finding to the Company and the Participant.

3.Adjustments to Actual Performance Shares Following Termination of Employment.

(a)Termination Due to Death or Disability.  In the event that the Participant's employment with the Company or a Subsidiary terminates prior to the end of the Performance Period due to:

(1) 1.5x Budget

(2) Three-Year Budget PBOP ("Budget")

(3) .5x Budget

(i)Death; or

(ii)Disability,

the Participant's Actual Performance Shares will equal the Actual Performance Shares determined under Section 2 multiplied by a fraction, the numerator of which is the number of full calendar months, beginning on the first day of the Performance Period and ending on the date of the Participant's termination of employment, and the denominator of which is 36.

(b)Termination Due to Retirement.  In the event the Participant terminates employment with the Company or a Subsidiary during the Performance Period due to Retirement, no adjustment to the Actual Performance Shares shall be made.

(c)Termination of Employment for Other Reasons.  In the event that the Participant's employment with the Company or a Subsidiary terminates prior to the end of the Performance Period for any reason other than Death, Disability or Retirement, then Participant's rights to all of the Target Performance Shares granted in this Award will be immediately and irrevocably forfeited upon such termination of employment.

4.Rights of the Participant with Respect to Performance Shares.

(a)No Shareholder Rights.  The Performance Shares granted pursuant to this Award do not and will not entitle Participant to any rights of a shareholder of Common Stock, including the right to receive dividends, except as provided in Section 4(b) below.  The rights of the Participant with respect to the Performance Shares will remain forfeitable at all times prior to the end of the Performance Period and as otherwise provided in the Plan.  Prior to conversion of Performance Shares into Common Stock, such Performance Shares will represent only an unsecured obligation of the Company.

(b)Conversion of Performance Shares; Issuance of Common Stock.  No shares of Common Stock will be issued to Participant prior to the date on which the Performance Shares vest and become Actual Performance Shares under the provisions of Section 2 of this Agreement.  At the time of issuance of any actual Performance Shares, Participant shall be credited with and paid the aggregate amount of dividends declared and paid per share of Company common stock from the Award Date through the date of issuance of the Actual Performance Shares, multiplied by the number of Actual Performance Shares issued.  Neither this subsection (b) nor any action taken pursuant to or in accordance with this subsection (b) will be construed to create a trust of any kind.  After any Performance Shares vest and become Actual Performance Shares and any tax withholding obligations related to such Actual Performance Shares have been satisfied pursuant to Section 7, the Company will, within 60 days thereafter, cause to be issued to the Participant or the Participant's legal representatives, beneficiaries or heirs, as the case may be, a stock certificate or book entry representing the number of shares of Common Stock in payment of such vested whole Actual Performance Shares.  The value of any fractional Performance Share will be paid in cash at the time certificates are delivered to Participant in payment of the Actual Performance Shares based on the Fair Market Value of a share of Common Stock on the day preceding the date of distribution.

5.Restriction on Transfer.

(a)The Performance Shares and any rights under this Award may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by Participant otherwise than by will or by the laws of descent and distribution, and any such purported sale, assignment, transfer, pledge, hypothecation or other disposition will be void and unenforceable against the Company.  Notwithstanding the foregoing, Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of Participant and receive any property distributable with respect to the Performance Shares upon the death of Participant.

(b)No transfer by will or the applicable laws of descent and distribution of any Performance Shares that vest by reason of Participant's death will be effective to bind the Company unless the Committee will have been furnished with written notice of such transfer and a copy of the will or such other evidence as the Committee may deem necessary to establish the validity of the transfer.

6.Adjustments to Performance Shares for Certain Corporate Transactions.  Adjustments to Performance Shares will be determined in accordance with this Section 6.

(a)The Committee will make an appropriate and proportionate adjustment to the number of Target Performance Shares granted under this Award if:

(i)The outstanding shares of Common Stock are increased or decreased, as a result of merger, consolidation, sale of all or substantially all of the assets of the Company, reclassification, stock dividend, stock split, reverse stock split with respect to such shares of Common Stock or other securities, or

(ii)Additional shares or new or different shares or other securities are distributed with respect to such shares of Common Stock or other securities or exchanged for a different number or kind of shares or other securities through merger, consolidation, sale of all or substantially all of the assets of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other distribution with respect to such shares of Common Stock or other securities.

(b)The Committee may make an appropriate and proportionate adjustment in the number of Target Performance Shares granted under this Award if the outstanding shares of Common Stock are increased or decreased as a result of a recapitalization or reorganization not included within subsection (a) above.

7.Tax Withholding.

(a)In order to comply with all applicable federal, state, and local tax withholding laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state, and local payroll, withholding, income or other taxes, which are the sole and absolute responsibility of Participant, are withheld or collected from Participant.

(b)In accordance with the terms of the Plan, and such rules as may be adopted by the Committee under the Plan, Participant may elect to satisfy Participant's federal, state, and local tax obligations arising from the receipt of, or the lapse of restrictions relating to, the Performance Shares, by any of the following means or by a combination of such means set forth below.  If the Participant fails to notify the Company of his or her election, the Company will withhold shares of Common Stock as described in paragraph (ii), below.

(i)Tendering a payment to the Company in the form of cash, check (bank check, certified check or personal check) or money order payable to the Company;

(ii)Authorizing the Company to withhold from the shares of Common Stock otherwise to be delivered to the Participant a number of such shares having a Fair Market Value as of the date that the amount of the tax to be withheld is to be determined (the "Tax Date) less than or equal to the minimum amount of the Company's withholding tax obligation; or

(iii)Delivering to the Company unencumbered shares of Common Stock already owned by Participant having a Fair Market Value, as of the Tax Date, less than or equal to the minimum amount of the Company's withholding tax obligation.  Any shares of Common Stock already owned by Participant referred to in this paragraph (iii) must have been owned by Participant for no less than six (6) months prior to the date delivered to the Company if such shares of Common Stock were acquired upon the exercise of an Option or upon the vesting of Restricted Stock or other Restricted Stock Units.

The Company will not deliver any fractional share of Common Stock but will pay, in lieu thereof, will round the number of shares up or down to the nearest number of full shares.  Participant's election must be made on or before the Tax Date.

8.Miscellaneous.

(a)Neither this Award Agreement nor the Plan confers on Participant any right with respect to the continuance of employment by the Company or any Subsidiary, nor will there be a limitation in any way on the right of the Company or any Subsidiary by which Participant is employed to terminate his or her employment at any time.

(b)In the event of a restatement of the Company's consolidated financial statements for any interim or annual period ("Restatement"), the Committee may determine that the Award exceeds the amount that would have been awarded or received had the Restatement been known at the time of the original Award or at the time of vesting of any Actual Performance Shares. In the event that the Committee makes such a determination, the Company shall have the right: (i) in the instance of a Participant whose misconduct or violation of a Company policy causes such Restatement ("Cause"), to terminate, require forfeiture of, or adjust any Awards made to Participant and to require the repayment of any gain on any Award or on any Actual Performance Shares, realized within twelve (12) months of the Restatement and; (ii) in the instance where a Participant is an officer subject to Section 16 of the Securities and Exchange Act of 1934, and without regard to whether such Participant caused the Restatement, to adjust any vested or unvested Award made during the period covered by the Restatement to reflect the impact of the Restatement. Both cause and the amount of adjustment and/or repayment shall be determined by the Committee in its sole discretion and its decision shall be final and binding upon the Participant(s).

(c)The Company will not be required to deliver any shares of Common Stock upon vesting of any Actual Performance Shares until the requirements of any federal or state securities laws, rules or regulations or other laws or rules (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.

(d)An original record of this Award and of the Participant's acceptance and acknowledgement will be held on file by the Company. This Agreement and the Participant's acknowledgement may be made by either paper or electronic format as specified by the Company. To the extent there is any conflict between the terms contained in this Agreement and the terms contained in the original held by the Company, the terms of the original held by the Company will control.

UFP INDUSTRIES, INC.

By

Its

ACCEPTANCE AND ACKNOWLEDGEMENT

I accept the Award described herein, acknowledge receipt of a copy of this Agreement and acknowledge that I have read it carefully and that I fully understand its contents.

PARTICIPANT

Dated

22444951